AMENDMENT TO THE
ETF SERIES SOLUTIONS CUSTODY AGREEMENT

    THIS AMENDMENT to the Custody Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit NN, the Blue Horizon New Energy Economy 100 ETF (Exchange Traded Concepts), is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the Blue Horizon New Energy Economy 100 ETF (Exchange Traded Concepts). Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS		U.S. BANK N.A.

By:	/s/ Michael Barolsky	By:	/s/ Anita M. Zagrodnik
Name:	Michael D. Barolsky	Name:	Anita Zagrodnik
Title:	Vice President and Secretary	Title:	Senior Vice President
Date:	10/27/2020	Date:	10/28/2020

Exhibit NN to the ETF Series Solutions Custody Agreement - ETC

Blue Horizon New Energy Economy 100 ETF (Exchange Traded Concepts)
Base Fee for Domestic Custody Services at October 2020
The following reflects the greater of the basis point fee or annual minimum1 where Exchange Traded Concepts acts as Adviser to a Blue Horizons fund in the ETF Series Solutions (ESS) ETF Trust.

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
$[ ]	First $1b	[ ] bp
	Balance	[ ] bp

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two year period, “The Advisor” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Advisor” launched a Fund on March 1, 2020 and terminated the relationship on June 30, 2021, “The Adviser” would owe USBFS up to 50% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

Advisers signature as acknowledgment of the fee schedule on the Exhibit NN is not needed.
Exchange Traded Concepts signed fee schedule proposal, dated July 22, 2020, on July 23, 2020.

Exhibit NN (continued) to the ETF Series Solutions Custody Agreement - ETC

Additional Global Sub-Custodial Services Annual Fee Schedule

Base Fee
A monthly base fee of $[ ] per fund will apply when foreign securities are held. If no global assets are held within a given month, the monthly base charge will not apply for that month. In addition, the follow may apply.
Plus:

Global Custody Transaction Fees1
Global Custody transaction fees associate with Sponsor Trades2. (See schedule below)
•A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security.

Global Safekeeping and Transaction Fees
(See schedule below)

Tax Reclamation Services
Miscellaneous Expenses
•Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
•A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
•SWIFT reporting and message fees.

Fees are calculated pro rata and billed monthly

1“Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.”

Exhibit NN (continued) to the ETF Series Solutions Custody Agreement - ETC

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee
Argentina	[ ]	$[ ]	Hong Kong	[ ]	$[ ]	Poland	[ ]	$[ ]
Australia	[ ]	$[ ]	Hungary	[ ]	$[ ]	Portugal	[ ]	$[ ]
Austria	[ ]	$[ ]	Iceland	[ ]	$[ ]	Qatar	[ ]	$[ ]
Bahrain	[ ]	$[ ]	India	[ ]	$[ ]	Romania	[ ]	$[ ]
Bangladesh	[ ]	$[ ]	Indonesia	[ ]	$[ ]	Russia	[ ]	$[ ]
Belgium	[ ]	$[ ]	Ireland	[ ]	$[ ]	Saudi Arabia	[ ]	$[ ]
Bermuda	[ ]	$[ ]	Israel	[ ]	$[ ]	Serbia	[ ]	$[ ]
Botswana	[ ]	$[ ]	Italy	[ ]	$[ ]	Singapore	[ ]	$[ ]
Brazil	[ ]	$[ ]	Japan	[ ]	$[ ]	Slovakia	[ ]	$[ ]
Bulgaria	[ ]	$[ ]	Jordan	[ ]	$[ ]	South Africa	[ ]	$[ ]
Canada	[ ]	$[ ]	Kenya	[ ]	$[ ]	South Korea	[ ]	$[ ]
Chile	[ ]	$[ ]	Kuwait	[ ]	$[ ]	Spain	[ ]	$[ ]
China Connect	[ ]	$[ ]	Latvia	[ ]	$[ ]	Sri Lanka	[ ]	$[ ]
China (B Shares)	[ ]	$[ ]	Lithuania	[ ]	$[ ]	Sweden	[ ]	$[ ]
Colombia	[ ]	$[ ]	Luxembourg	[ ]	$[ ]	Switzerland	[ ]	$[ ]
Costa Rica	[ ]	$[ ]	Malaysia	[ ]	$[ ]	Taiwan	[ ]	$[ ]
Croatia	[ ]	$[ ]	Malta	[ ]	$[ ]	Thailand	[ ]	$[ ]
Cyprus	[ ]	$[ ]	Mauritius	[ ]	$[ ]	Tunisia	[ ]	$[ ]
Czech Republic	[ ]	$[ ]	Mexico	[ ]	$[ ]	Turkey	[ ]	$[ ]
Denmark	[ ]	$[ ]	Morocco	[ ]	$[ ]	UAE	[ ]	$[ ]
Egypt	[ ]	$[ ]	Namibia	[ ]	$[ ]	Uganda	[ ]	$[ ]
Estonia	[ ]	$[ ]	Netherlands	[ ]	$[ ]		[ ]	$[ ]
Eswatini	[ ]	$[ ]	New Zealand	[ ]	$[ ]	Ukraine	[ ]	$[ ]
Euroclear (Eurobonds)	[ ]	$[ ]	Nigeria	[ ]	$[ ]	United Kingdom	[ ]	$[ ]
Euroclear (Non-Eurobonds)	[ ]	$[ ]	Norway	[ ]	$[ ]	Uruguay	[ ]	$[ ]
Finland	[ ]	$[ ]	Oman	[ ]	$[ ]	Vietnam	[ ]	$[ ]
France	[ ]	$[ ]	Pakistan	[ ]	$[ ]	West African Economic Monetary Union (WAEMU)*	[ ]	$[ ]
Germany	[ ]	$[ ]	Panama	[ ]	$[ ]	Zambia	[ ]	$[ ]
Ghana	[ ]	$[ ]	Peru	[ ]	$[ ]	Zimbabwe	[ ]	$[ ]
Greece	[ ]	$[ ]	Philippines	[ ]	$[ ]
* Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.
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